Exhibit 10.10

June 5, 2020

Eric Hedrick, M.D.

Dear Eric:

On behalf of EQRx, Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1.  Position. Your initial position with the Company will be to lead end-to-end clinical strategy, analysis and planning across all of EQRx’s programs. We will jointly determine the most appropriate title prior to your start date. This is a full-time position.

2.  Start Date. Your employment will begin on August 1, 2020 unless the Company and you agree to any other date. The actual first day of your employment shall be the “Start Date”.

3.  Salary. The Company will pay you a salary at the rate of $390,000.00 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

4.  Bonuses. During your employment, you will be considered for an annual incentive bonus with respect to each fiscal year of your employment with the Company, the amount, terms and conditions of such annual incentive bonus (if any) to be determined at the discretion of the Board of Directors and shall be based upon your performance and the performance of the Company. Your target annual incentive bonus shall be 35% of your base salary, which target may be increased in a given year by the Board of Directors in its discretion, with any annual incentive bonus payable in respect of the current fiscal year being prorated from the Start Date. Payment of any annual incentive bonus shall be contingent upon you being employed by the Company as of the payment date of such annual incentive bonus.

5.  Equity. You will be eligible to participate in the Company’s equity incentive program, subject to approval by the Board of Directors. We will recommend to the Board of Directors that you be granted an equity award equal to 1,000,000 shares of common stock (which grant may be in the form of restricted stock, an option to purchase shares or combination of both), with a purchase price or exercise price per share, as applicable, equal to fair market value of common stock on the date of grant. Such equity grant, if approved, will be subject to vesting commencing on the Start Date (the “Vesting Start Date”), with twenty-five percent (25%) vesting on the first anniversary of the Vesting Start Date and the remainder vesting thereafter in thirty-six (36) equal monthly installments until the fourth anniversary of the Vesting Start Date, subject to your continued employment with the Company on such vesting date. Such equity grant will be subject to the terms and conditions set forth in the Company’s 2019 Stock Option and Grant Plan, as the same may be amended from time to time, and the equity award agreement to be entered into between you and the Company as a condition to the receipt of such equity grant.

6.  Benefits. During your employment, you will be eligible to participate in benefits programs currently offered by the Company or that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure, which may include health, life, disability and dental insurance as well as any severance or similar policy in place (collectively, the “Benefits Programs”). Details of the Benefits Programs, including mandatory employee contributions, will be made available to you.

7.  Paid Time Off. During your employment, you will be entitled to take paid time off in accordance with the Company’s applicable paid time off and vacation policy for employees as may be in effect from time to time.

8.  Employee Agreement. As a condition of your employment you hereby agree to the terms of the Company’s Employee Confidentiality, Assignment and Non-Solicitation Agreement, a copy of which is attached below as Exhibit A.

9.  Representation Regarding Other Obligations. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

10.  Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

11.  Interpretation, Amendment and Enforcement. This Offer Letter and the Employee Confidentiality and Assignment Agreement constitute the complete agreement between you and the Company contain all of the terms of your employment and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12.  Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board of Directors.

In addition, this offer is subject to satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

EQRx, Inc.
50 HAMPSHIRE STREET Cambridge, MA 02139

By:	/s/ Melanie Nallicheri
	Name:	Melanie Nallicheri
	Title:	President and COO

I have read and accept this employment offer:

/s/ Eric Hedrick
Signature

Dated:	9 June 2020

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